                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             -------------------------------------------------------

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

             -------------------------------------------------------

                                    VIB Corp
             (Exact Name of Registrant as Specified in Its Charter)

              California                                33-0780371
    (State or Other Jurisdiction                     (I.R.S. Employer
          of Incorporation)                         Identification No.)

                                1498 Main Street
                           El Centro, California 92243
           (Address of Principal Executive Offices Including Zip Code)

                        VALLEY INDEPENDENT BANK FLEXPLUS
                             RETIREMENT SAVINGS PLAN
                            (Full Title of the Plan)

             -------------------------------------------------------

       Harry G. Gooding, III                       WITH COPIES TO:
    Executive Vice President and                 S. Alan Rosen, Esq.
      Chief Financial Officer            Horgan, Rosen, Beckham & Coren, L.L.P.
             VIB Corp                             21700 Oxnard Street
         1498 Main Street                    Los Angeles, California 91365
    El Centro, California 92243                     (818) 340-6100
          (760) 337-3200

            (Name, Address, Including Zip Code and Telephone Number,
                   Including Area Code of Agent for Service)

             -------------------------------------------------------

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------

                                                   PROPOSED         PROPOSED MAXIMUM
    TITLE OF SECURITIES       AMOUNT TO BE     MAXIMUM OFFERING    AGGREGATE OFFERING      AMOUNT OF
     TO BE REGISTERED          REGISTERED      PRICE PER SHARE            PRICE         REGISTRATION FEE
    -------------------       ------------    -----------------    ------------------   ----------------
  Interests in the Valley
 Independent Bank Flexplus
  Retirement Savings Plan    Indeterminate(1)   Not Applicable       Not Applicable      Not Applicable

Common Stock, No Par Value    308,000 shares       $8.21875           $2,531,375(2)          $704

--------

(1) Pursuant to Rule 416(c) of the Securities Act of 1933, as amended, this Registration Statement covers an indeterminate amount of interests to be offered or sold pursuant to the Valley Independent Bank Flexplus Retirement Savings Plan, as amended and described herein.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act of 1933, as amended, based upon the average of the high ($8.3125) and low ($8.125) sales price for the Registrant's Common Stock on November 23, 1999, as reported by Nasdaq.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.

        The document(s) setting forth the information specified under this Item 1 of PART I of this Registration Statement will be sent or given to participating employees pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act").

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

        The documents referred to in Item 1 of PART I and the documents incorporated herein by reference pursuant to Item 3 of PART II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Such documents are on file at the Registrant's principal executive offices and are available without charge to participants in the Valley Independent Bank Flexplus Retirement Savings Plan, as amended (the "Plan"), upon written or oral request to:

                            Director, Human Resources
                                    VIB Corp
                                1498 Main Street
                           El Centro, California 92243
                                 (760) 337-3200

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

        The documents listed in (a) through (d) below are incorporated herein by this reference by the Registrant and the Plan. All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.

        (a) Registrant's Annual Report on Form 10-K as of and for the fiscal year ended December 31, 1998, filed pursuant to Section 13 of the Exchange Act;

        (b) Registrant's Quarterly Reports on Form 10-Q as of and for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999, filed pursuant to Section 13 of the Exchange Act;

        (c)     Registrant's current reports on Form 8-K filed pursuant to
                Section 13 of the Exchange Act dated:

                (i) January 14, 1999 reporting that: (1) shareholders of the Registrant and Bank of Stockdale, F.S.B. ("Stockdale") approved an Agreement and Plan of Reorganization, dated September 15, 1998, whereby Stockdale would become a wholly-owned subsidiary of the Registrant; and (2) all requisite regulatory approvals were obtained for Valley Independent Bank ("Valley"), the Registrant's wholly-owned subsidiary, to acquire the assets and assume the liabilities of the Hemet, California branch (the "Hemet Branch") of Fremont Investment and Loan;

                (ii) February 9, 1999 reporting the consummation of the: (1) merger of Stockdale with the Registrant as the Registrant's wholly-owned subsidiary; and (2) acquisition of the Hemet Branch by Valley;

                (iii) February 16, 1999 reporting that the Registrant raised approximately $22.2 million (net of placement agent fees and other offering expenses) from the issuance of 9.00% Cumulative Capital Securities through its financing subsidiary, Valley Capital Trust; and

                (iv) September 16, 1999 reporting the execution on September 7, 1999 of an Agreement and Plan of Reorganization between and among the Registrant, Kings River Bancorp ("KRBHC") and Kings River State Bank ("KRB"), a wholly-owned subsidiary of KRBHC, whereby KRB would become a wholly-owned subsidiary of the Registrant, subject to shareholder and regulatory approvals.

        (d) Registrant's Registration Statement on Form 8A, filed on March 20, 1998, containing a description of the Registrant's Common Stock registered under Section 12 of the Exchange Act.

ITEM 4. DESCRIPTION OF SECURITIES

        This Registration Statement relates to the registration of employee benefit plan interests ("Plan Interests"), which need not be described pursuant to this Item, and the class of the Registrant's securities underlying the Plan Interests which are registered under Section 12 of the Exchange Act.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

        There are no interests of named experts and/or counsel in the Plan Interests being registered pursuant to this Registration Statement.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Registrant's Bylaws provide that the Registrant shall, to the maximum extent and in the manner permitted by the California Corporations Code (the "Code"), indemnify each of its directors against expenses, judgments, fines, settlements, and any other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was a director of the Registrant. Furthermore, pursuant to the Registrant's Articles of Incorporation and Bylaws, the Registrant has the power, to the maximum extent and in the manner permitted by the Code, to indemnify its employees, officers and agents (other than directors) against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an employee, officer or agent of the Registrant.

        Under Section 317 of the Code, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made: (1) in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper, (2) of amounts paid in settling or otherwise disposing of a pending action without court approval, and (3) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

        The Registrant's Articles of Incorporation provides that to the fullest extent permitted by the Code as the same exists or may hereafter be amended, a director of the Registrant shall not be liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director. The Code permits California corporations to include in their articles of incorporation a provision eliminating or limiting director liability for monetary damages arising from breaches of their fiduciary duty. The only imitations imposed under the statute are that the provision may not eliminate or limit a director's liability for:

        (a) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

        (b) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director;

        (c) any transaction from which a director derived an improper personal benefit;

        (d) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders;

        (e) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders;

        (f) a contract or transaction between the corporation and a director or between the corporation and any corporation in which one more of its directors has a material financial interest; or

        (g)     approving any of the following corporate actions:

                (i) the making of any distribution to its shareholders that would cause the corporation to be unable to meet its liabilities;

                (ii) the making of any distribution to the corporation's shareholders on any shares of its stock of any class or series that are junior to outstanding shares of any other class or series with respect to distribution of assets on liquidation if, after giving effect thereto, the excess of its assets (exclusive of goodwill, capitalized research and development expenses and deferred charges) over its liabilities (not including deferred taxes, deferred income and other deferred credits) would be less than the liquidation preference of all shares having a preference on liquidation over the class or series to which the distribution is made; provided, however, that for the purpose of applying the aforementioned to a distribution by a corporation of cash or property in payment by the corporation in connection with the purchase of its shares, there shall be deducted from liabilities all amounts that had been previously added thereto with respect to obligations incurred in connection with the corporation's repurchase of its shares and reflected on the corporation's balance sheet, but not in excess of the principal of the obligations that will remain unpaid after the distribution; provided, further, that no deduction from liabilities shall occur on account of any obligation that is a distribution to the corporation's shareholders at the time the obligation is incurred;

                (iii) the distribution of assets to shareholders after institution of dissolution proceeding of the corporation, without paying or adequately providing for all known liabilities of the corporation, excluding any claims not filed by creditors within the time limit set by the court in a notice given to creditors under Chapters 18, 19 and 20 of the Code;

                (iv) the making of any loan to or guarantee of the obligation of any director or officer, unless the transaction is approved by a majority of the shareholders to act thereon; or

                (v) the making of any loan to or guarantee of the obligation of, any person upon the security of shares of the corporation or of its parent if the corporation's recourse in the event of default is limited to the security for the loan or guaranty, unless the loan or guarantee is adequately secured without considering these shares, or the loan or guaranty is approved by a majority of the shareholders entitled to act thereon.

        The foregoing summaries are necessarily subject to the complete text of the Code provisions, the Articles of Incorporation, Bylaws and agreements referred to above and are qualified in their entirety by reference thereto.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

        Not applicable.

ITEM 8. EXHIBITS

                                                                                                         PAGE OR
  EXHIBIT                                                                                               FOOTNOTE
    NO.                                       DESCRIPTION                                               REFERENCE
    ---                                       -----------                                               ---------
    4.1      Valley Independent Bank Profit Sharing and 401(k) Plan.(P)                                     (3)

    4.2      Amendments to Valley Independent Bank Profit Sharing and 401(k) Plan.(P)                       (3)

    4.3      1994 Amendments to Valley Independent Bank Profit Sharing and 401(k) Plan.(P)                  (3)

    4.4      Adoption Agreement of the NAP Life Insurance Company Non-Standardized 401(k) Profit            (4)
             Sharing Plan and Trust, amending and restating the Valley
             Independent Bank Profit Sharing and 401(k) Plan.(P)

    4.5      NAP Life Insurance Company Retirement Savings Plan.                                            (4)

    4.6      Amendment Number One to the NAP Life Insurance Company Retirement Savings Plan.               175

    4.7      Amendment to the NAP Life Insurance Company Retirement Savings Plan.                          181

    4.8      First Amendment to the Valley Independent Bank Flexplus Retirement Savings Plan.              182

    4.9      Second Amendment to the Valley Independent Bank Flexplus Retirement Savings Plan.             183

    4.10     Third Amendment to the Valley Independent Bank Flexplus Retirement Savings Plan.              184

    4.11     Fourth Amendment to the Valley Independent Bank Flexplus Retirement Savings Plan.             186

    5.1      Opinion of Horgan, Rosen, Beckham & Coren, L.L.P. as to the securities being registered.      189

    5.2      Qualification of the Plan under section 401 of the Internal Revenue Code of 1986, as amended (the "IRC") and compliance with the provisions of the Employee Retirement
             Income Security Act of 1974, as amended ("ERISA").                                         See Item 9

   23.1      Consent of Vavrinek, Trine, Day & Co., LLP, Independent Auditors.                              190

   23.2      Consent of Horgan, Rosen, Beckham & Coren, L.L.P. (Included in Exhibit 5.1).                   189

   24.1      Power of Attorney (included on signature pages of this Form S-8).                               8

ITEM 9. UNDERTAKINGS

        (a)     The undersigned Registrant hereby undertakes:

                (i) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

                        (1) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                        (2) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set

--------

(3) Filed in paper format under cover of From SE on March 27, 1998, as Exhibits 10.7, 10.8 and 10.9, respectively, to Registrant's Form 10-K for the fiscal year ended December 31, 1997 under a continuing hardship exemption granted on March 25, 1998 in accordance with Rule 202 of Regulation S-T.


(4) Filed in paper format under cover of Form SE on November 22, 1999 pursuant to a continuing hardship exemption granted on October 12, 1999 in accordance with Rule 202 of Regulation S-T relating to this Registration Statement.

                                forth in this Registration Statement;

                        (3) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                provided, however, that the undertakings set forth in paragraphs
                (a)(i)(1) and (a)(i)(2) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference to this Registration Statement.

                (ii) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
                Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (d) In lieu of an opinion of counsel concerning compliance with the requirements of ERISA, or an Internal Revenue Service (the "IRS") determination letter that the Plan is qualified under
                Section 401 of the IRC, the Registrant has and will cause the Plan, and any amendments thereto, to be submitted to the IRS in order to qualify the Plan and the Registrant undertakes to cause all changes to be made which are required by the IRS in order to qualify the Plan.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Centro, County of Imperial, State of California, on this 29th day of November, 1999.

                                     VIB CORP

                                     By: /s/ Dennis L. Kern
                                        ----------------------------------------
                                         Dennis L. Kern
                                         President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Centro, County of Imperial, State of California, on this 29th day of November, 1999.

                                     VALLEY INDEPENDENT BANK
                                     FLEXPLUS RETIREMENT SAVINGS PLAN

                                     By: /s/ R. Stephen Ellison
                                        ----------------------------------------
                                         R. Stephen Ellison
                                         Plan Trustee

                                     By: /s/ Janice Stewart Grady
                                        ----------------------------------------
                                         Janice Stewart Grady
                                         Plan Trustee

                                     By: /s/ Dennis L. Kern
                                        ----------------------------------------
                                         Dennis L. Kern
                                         Plan Trustee

                                     By: /s/ Ronald A. Pedersen
                                        ----------------------------------------
                                         Ronald A. Pedersen
                                         Plan Trustee

                                POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dennis L. Kern and S. Alan Rosen, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

            SIGNATURE                            TITLE                               DATE
            ---------                            -----                               ----
/s/ Charles Ellis                                 Director                      November 29, 1999
----------------------------------
Charles Ellis

/s/ R. Stephen Ellison                            Director                      November 29, 1999
----------------------------------
R. Stephen Ellison

/s/ Richard D. Foss                  Chairman of the Board of Directors         November 29, 1999
----------------------------------
Richard D. Foss

/s/ Harry G. Gooding, III            Executive Vice President and Chief         November 29, 1999
----------------------------------      Financial Officer (Principal
Harry G. Gooding, III                       Accounting Officer)

/s/ Ed L. Hickman                                 Director                      November 29, 1999
----------------------------------
Ed L. Hickman

/s/ Dennis L. Kern                     Director, President and Chief            November 29, 1999
----------------------------------            Executive Officer
Dennis L. Kern

/s/ Edward McGrew                                 Director                      November 29, 1999
----------------------------------
Edward McGrew

/s/ Ronald A. Pedersen                 Vice Chairman of the Board of            November 29, 1999
----------------------------------                Directors
Ronald A. Pedersen

/s/ John L. Skinner                               Director                      November 29, 1999
----------------------------------
John L. Skinner

/s/ Alice Helen Lowery Westerfield     Vice Chairman of the Board of            November 29, 1999
----------------------------------                Directors
Alice Helen Lowery Westerfield